Exhibit 23.4

CONSENT OF ROSEN CONSULTING GROUP

We hereby consent to the use of our name in the Registration Statement on Form S-11, to be filed by Rodin Global Property Trust, Inc., and the related Prospectus and any further amendments or supplements thereto (collectively, the “Registration Statement”) and the references to the Rosen Consulting Group Market Study prepared for Rodin Global Property Trust, Inc. wherever appearing in the Registration Statement, including, but not limited to the references to our company under the headings “Market Opportunity” and “Experts” in the Registration Statement.

Dated: October 17, 2016

ROSEN CONSULTING GROUP

By:	/s/ Randall Sakamoto
Name: Randall Sakamoto
Title: Executive Vice President